Exhibit 99.3

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Concrete Pumping Holdings, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Concrete Pumping Holdings, Inc. and Subsidiaries (the “Company”) as of October 31, 2017, and 2016, the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended October 31, 2017, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries at October 31, 2017 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP
We have served as the Company’s auditor since 2018.
Dallas, Texas
September 10, 2018, except for Note 14 and the related earnings per share disclosures, as to which the date is December 7, 2018

Concrete Pumping Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

October 31, 2017 and 2016

	2017	2016
Assets
Current assets:
Cash	$6,925,042	$3,248,520
Trade receivables, net	33,101,052	24,873,490
Inventory	3,009,651	1,754,295
Prepaid expenses and other current assets	3,668,835	2,422,097
Total current assets	46,704,580	32,298,402
Property, plant and equipment, net	175,542,135	138,686,332
Intangible assets, net	42,034,188	28,940,816
Goodwill	73,509,208	54,400,319
Deferred financing costs, net	1,056,516	603,600
Total assets	$338,846,627	$254,929,469
Liabilities and Stockholders’ Equity
Current liabilities:
Revolving loan	$65,888,871	$3,607,239
Current portion of capital lease obligations	193,039	72,702
Accounts payable	7,116,901	2,853,184
Accrued payroll and payroll expenses	6,902,666	5,346,668
Accrued expenses and other current liabilities	14,622,122	18,465,166
Income taxes payable	1,577,923	1,237,970
Total current liabilities	96,301,522	31,582,929
Long term debt, net of discount and deferred financing costs	156,984,830	142,253,608
Contingent consideration	968,783	—
Capital lease obligations, less current portion	652,752	731,829
Deferred income taxes	50,111,326	43,263,784
Total liabilities	305,019,213	217,832,150
Commitments & Contingencies (Note 11)
Redeemable preferred stock, $0.001 par value, 2,342,264 and 2,423,711 shares authorized, issued and outstanding as of October 31, 2017 and 2016 (liquidation preference of $9,845,139 and $13,395,383), respectively	14,671,869	15,182,053
Stockholders’ equity:
Common stock, $0.001 par value, 15,000,000 shares authorized, 7,576,289 shares issued and outstanding	7,576	7,576
Additional paid-in capital	18,444,075	18,768,375
Accumulated other comprehensive income	2,381,190	—
(Accumulated deficit) retained earnings	(1,677,296)	3,139,315
	19,155,545	21,915,266
Total liabilities and stockholders’ equity	$338,846,627	$254,929,469

See notes to consolidated financial statements.

Concrete Pumping Holdings, Inc. and Subsidiaries

Consolidated Statements of Income

Years Ended October 31, 2017, 2016 and 2015

	2017	2016	2015

Revenue	$211,210,599	$172,425,547	$147,360,701

Cost of operations	121,451,499	97,241,773	84,515,991
Gross profit	89,759,100	75,183,774	62,844,710

General and administrative expenses	52,864,910	40,590,760	35,656,016
Transaction costs	4,489,517	3,691,466	1,253,529
Income from operations	32,404,673	30,901,548	25,935,165

Other (expense) income:
Interest expense	(22,747,848)	(19,516,077)	(20,491,654)
Loss on extinguishment of debt	(5,161,065)	(643,876)	-
Other income (expense), net	174,177	(54,463)	85,831
	(27,734,736)	(20,214,416)	(20,405,823)

Income before income taxes	4,669,937	10,687,132	5,529,342

Income tax provision	3,756,658	4,453,541	2,020,112

Net income	913,279	6,233,591	3,509,230

Less: Net loss attributable to noncontrolling interest	-	(36,364)	(45,435)

Net income attributable to Concrete Pumping
Holdings, Inc. and Subsidiaries	$913,279	$6,269,955	$3,554,665

Less preferred shares dividends	(1,811,837)	(1,695,122)	(1,477,866)
Less undistributed earnings allocated to preferred shares	-	(1,108,807)	(503,356)

Net (loss) income available
to common shareholders	$(898,558)	$3,466,026	$1,573,443

Weighted average common shares outstanding
Basic	7,576,289	7,576,289	7,576,289
Diluted	7,576,289	8,279,321	7,589,324

Net (loss) income per common share
Basic	$(0.12)	$0.46	$0.21
Diluted	$(0.12)	$0.42	$0.21

See notes to consolidated financial statements.

Concrete Pumping Holdings, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

Years Ended October 31, 2017, 2016 and 2015

	2017	2016	2015
Net income	$913,279	$6,269,955	$3,554,665
Other comprehensive income:
Foreign currency translation adjustment	2,381,190	—	—
Total comprehensive income	$3,294,469	$6,269,955	$3,554,665

See notes to consolidated financial statements.

Concrete Pumping Holdings, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended October 31, 2017, 2016 and 2015

	Common Stock	Additional Paid-In Capital	Noncontrolling Interest	Accumulated Other Comprehensive Income	Retained Earnings (Accumulated Deficit)	Total
Balance, October 31, 2014	$7,576	$18,612,311	$—	$—	$(6,685,305)	$11,934,582
Contribution from noncontrolling interest	—	—	73,500	—	—	73,500
Stock-based compensation	—	46,640	—	—	—	46,640
Net income (loss)	—	—	(45,435)	—	3,554,665	3,509,230
Balance, October 31, 2015	7,576	18,658,951	28,065	—	(3,130,640)	15,563,952
Stock-based compensation	—	109,424	—	—	—	109,424
Net income (loss)	—	—	(36,364)	—	6,269,955	6,233,591
Dissolution of noncontrolling interest	—	—	8,299	—	—	8,299
Balance, October 31, 2016	7,576	18,768,375	—	—	3,139,315	21,915,266
Stock-based compensation	—	362,345	—	—	—	362,345
Repurchase of stock options	—	(686,645)	—	—	—	(686,645)
Preferred stock purchased for retirement, not re-issuable	—	—	—	—	(889,825)	(889,825)
Preferred stock dividend	—	—	—	—	(4,840,065)	(4,840,065)
Net income	—	—	—	—	913,279	913,279
Foreign currency translation adjustment	—	—	—	2,381,190	—	2,381,190
Balance, October 31, 2017	$7,576	$18,444,075	$—	$2,381,190	$(1,677,296)	$19,155,545

See notes to consolidated financial statements.

Concrete Pumping Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended October 31, 2017, 2016 and 2015

	2017	2016	2015
Cash flows from operating activities:
Net income	$913,279	$6,233,591	$3,509,230
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	19,338,884	16,635,995	14,748,689
Deferred income taxes	238,696	3,754,628	(345,494)
Amortization of deferred financing costs	1,863,641	1,751,675	1,861,454
Accretion of debt discount	275,400	330,480	330,480
Amortization of debt premium	(72,527)	—	—
Amortization of intangible assets	7,815,141	5,673,548	5,854,764
Stock-based compensation expense	362,345	109,424	46,640
Write-off of deferred financing costs included in loss on extinguishment of debt	1,972,574	931,838	—
Write-off of debt discount costs included in loss on extinguishment of debt	1,473,392	—	—
Debt prepayment penalty included in loss on extinguishment of debt	1,440,000	—	—
Loss (gain) on repayments of long-term debt included in loss on extinguishment of debt	303,420	(287,962)	—
Dissolution of noncontrolling interest	—	8,299	—
(Gain) loss on the sale of property, plant and equipment	(567,876)	(384,988)	277,755
Accretion of contingent consideration	—	—	117,000
Net changes in operating assets and liabilities (net of acquisitions):
Trade receivables, net	212,586	(673,660)	(4,110,004)
Inventory	(461,824)	(473,187)	(536,092)
Prepaid expenses and other current assets	(232,495)	(1,015,506)	(284,224)
Income taxes receivable/payable, net	(1,277,467)	(1,025,689)	5,160,114
Accounts payable	2,005,714	74,811	892,914
Accrued payroll, accrued expenses and other current liabilities	(1,376,489)	4,114,143	(1,968,756)
Net cash provided by operating activities	34,226,394	35,757,440	25,554,470
Cash flows from investing activities:
Purchases of property, plant and equipment	(23,671,035)	(22,570,712)	(12,685,165)
Proceeds from sale of property, plant and equipment	1,009,523	247,041	214,539
Acquisition of net assets, net of cash acquired	(60,427,249)	(6,650,000)	(1,133,500)
Payment of working capital adjustments (Note 3)	—	—	(4,506,356)
Net cash used in investing activities	(83,088,761)	(28,973,671)	(18,110,482)

See notes to consolidated financial statements.

Concrete Pumping Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows – (continued)

Years Ended October 31, 2017, 2016 and 2015

	2017	2016	2015
Cash flows from financing activities:
Proceeds on revolving loan	266,604,233	155,447,066	102,875,161
Payments on revolving loan	(205,163,292)	(151,839,827)	(106,176,110)
Proceeds on long term debt	40,400,000	—	—
Principal payments on long term debt	(39,104,760)	(18,352,038)	—
Payment of deferred financing costs	(1,454,364)	—	—
Debt prepayment penalty	(1,440,000)	—	—
Payments on capital lease obligations	(151,141)	(68,003)	(36,716)
Preferred stock purchase	(1,400,009)	—	—
Payment of preferred stock dividends	(4,840,065)	—	—
Repurchase of stock options	(686,645)	—	—
Payment of contingent consideration	—	—	(500,000)
Contribution from noncontrolling interest	—	—	73,500
Net cash provided by (used in) financing activities	52,763,957	(14,812,802)	(3,764,165)
Effect of foreign currency exchange rate on cash	(225,068)	—	—
Net increase (decrease) in cash	$3,676,522	$(8,029,033)	$3,679,823
Cash:
Beginning of year	$3,248,520	$11,277,553	$7,597,730
End of year	$6,925,042	$3,248,520	$11,277,553
Supplemental cash flow information:
Cash paid for interest	$22,653,135	$17,680,951	$18,767,409
Cash paid (received) for income taxes	$4,356,081	$1,724,602	$(2,787,392)
Property, plant and equipment acquired through capital leases	$—	$—	$909,250
Equipment purchases included in accrued expenses	$2,172,115	$6,015,009	$8,180,990

See notes to consolidated financial statements.

Concrete Pumping Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Organization and Description of Business

Organization:   Concrete Pumping Holdings, Inc. (CPH, the Company or Parent) was incorporated in the state of Delaware on July 14, 2014. Concrete Pumping Intermediate Holdings, LLC (CPIH), a wholly-owned subsidiary of CPH, was formed on June 16, 2014, as a Delaware limited liability company to acquire, through the creation of BB Merger Sub, Inc. (BBMI) and EP Merger Sub, Inc. (EPMI), all outstanding stock of Brundage-Bone Concrete Pumping, Inc. (BBCPI, BB, or Brundage-Bone) and Eco-Pan, Inc. (Eco-Pan or EP) on August 18, 2014 (the Merger). BBMI and EPMI were formed on July 23, 2014, as Colorado corporations and wholly-owned subsidiaries of CPIH to merge with and into BBCPI and EP, respectively, with BBCPI and EP being the surviving corporations. Brundage-Bone and Eco-Pan are wholly-owned subsidiaries of CPIH. Concrete Pumping Property Holdings, LLC (PropCo), a wholly-owned subsidiary of CPH, was incorporated in the state of Delaware on July 14, 2014, to hold certain real property that is leased to BBCPI. CPH, CPIH, BBMI and EPMI commenced operations on August 18, 2014. The equity sponsor is Peninsula Pacific Strategic Partners, LLC (the Sponsor).

Nature of business:   Brundage-Bone was incorporated in the state of Colorado on October 31, 2011. Brundage-Bone is a concrete pumping service provider in the United States. Brundage-Bone’s core business is the provision of concrete pumping services to general contractors and concrete finishing companies. Brundage-Bone is a construction services business that provides specialized equipment with technically trained operators. Most often equipment returns to a “home base” nightly. Brundage-Bone does not contract to purchase, mix, or to deliver concrete. Brundage-Bone most often contracts for its services on a per hour and per yard poured schedule customized to each market. In addition, Brundage-Bone actively sells concrete pumps, parts and service, however, the sale of parts are not a significant component of Brundage-Bone operations. Brundage-Bone has operations in Alabama, Arizona, Arkansas, California, Colorado, Florida, Georgia, Idaho, Kansas, Missouri, New Mexico, Oklahoma, Oregon, South Carolina, Tennessee, Texas, Utah, Washington and Wyoming, with its corporate headquarters in Denver, Colorado.

Eco-Pan was incorporated in the state of Colorado on April 4, 2003. Eco-Pan provides industrial cleanup and containment services, primarily to customers in the construction industry. Eco-Pan uses containment pans specifically designed to hold waste products from concrete and other industrial cleanup operations. Eco-Pan has operating locations in Arizona, California, Colorado, Idaho, Maryland, Oklahoma, Oregon, Utah, Washington and Texas, with its corporate headquarters in Denver, Colorado.

In May 2015, Eco-Pan formed a joint venture, Eco-Pan Midwest, LLC (EPMW), with an initial capital contribution of  $76,500, which represented 51 percent of the outstanding membership interests in EPMW. EPMW was dissolved in 2016. See Note 2 regarding principles of consolidation related to EPMW.

In November 2016, Brundage-Bone entered into two share purchase agreements to acquire two concrete pumping companies based in the United Kingdom (UK) (collectively, Camfaud): Camfaud Concrete Pumps Limited and Premier Concrete Pumping Limited, which each also owned 50 percent of the stock of South Coast Concrete Pumping Limited. In connection with the transactions, a new entity, Oxford Pumping Holdings Ltd. (Oxford), was created as a wholly-owned subsidiary of Brundage-Bone to serve as a UK-based holding company. In July 2017, Oxford acquired Reilly Concrete Pumping Limited (Reilly), another UK-based concrete pumping company. As a result of these transactions, the UK based companies collectively make up Camfaud. Refer to Note 3 for discussion of the acquisitions.

Camfaud is a concrete pumping service provider in the UK. Camfaud’s core business is the provision of concrete pumping equipment to customers in the commercial, infrastructure and residential sectors. Camfaud is a construction services business that provides specialized concrete pumping equipment with technically trained operators. Camfaud provides the equipment operator and the equipment. Camfaud does not contract to purchase, mix or to deliver concrete. Camfaud most often contracts for its equipment services on a daily, weekly or monthly schedule customized to each market. Camfaud has 28 branch locations throughout the UK, with its corporate headquarters in Epping, Essex.

Concrete Pumping Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies

Basis of presentation:   The Company follows accounting standards established by the Financial Accounting Standards Board (FASB) to ensure consistent reporting of financial condition, results of operations, and cash flows. References to generally accepted accounting principles (U.S. GAAP) in these footnotes are to the FASB Accounting Standards Codification (ASC or the Codification).

Principles of consolidation:   These financial statements present the consolidated financial position of the Company and its wholly-owned subsidiaries, Brundage-Bone, Camfaud, Eco-Pan, PropCo, and their respective subsidiaries (collectively, the Company) as of October 31, 2017, and 2016, and the results of operations and cash flows for the three years then ended. The accounts of EPMW have also been included in the Company’s consolidated financial statements. In accordance with ASC 810, Consolidation, the portion of the Company’s equity attributable to the noncontrolling interest in EPMW has been reported separately within the stockholders’ equity section of the consolidated balance sheets and the Company’s portion of the net loss attributable to the noncontrolling interest in EPMW is also reported separately below net income on the consolidated statements of income. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates:   The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include accrued sales and use taxes, the liability for incurred but unreported claims under various partially self-insured polices, allowance for doubtful accounts, goodwill impairment analysis, valuation of share based compensation and accounting for business combinations. Actual results may differ from those estimates, and such differences may be material to the Company’s consolidated financial statements.

Cash:   Cash includes time deposits and certificates of deposit with original maturities of three months or less.

Trade receivables:   Trade receivables are carried at the original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts. Generally, the Company does not require collateral for their accounts receivable; however, the Company may file statutory liens or take other appropriate legal action when necessary on construction projects in which collection problems arise. A trade receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 30 days. The Company does not charge interest on past due trade receivables.

Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. The allowance for doubtful accounts was $601,760, and $456,218 as of October 31, 2017, and 2016, respectively. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

Inventory:   Inventory consists primarily of replacement parts for concrete pumping equipment. Inventories are stated at the lower of cost (first-in, first-out method) or net realizable value. The Company evaluates inventory and records an allowance for obsolete and slow-moving inventory to account for cost adjustments to market. Based on management’s analysis, no allowance for obsolete and slow-moving inventory was required as of October 31, 2017, and 2016.

Concrete Pumping Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies – (Continued)

Fair Value Measurements:   The FASB’s standard on fair value measurements establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. This standard establishes three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities.

Level 3 — Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

Deferred financing costs:   The Company incurred closing costs of  $12,887,000 during the Merger related to obtaining loan financing. In conjunction with the Senior Note Exchange (Note 7 that occurred in September 2017, Brundage-Bone incurred $588,634 related to obtaining financing through additional term notes and $240,250 related to the US Revolver. In connection with the Company’s acquisition of Camfaud, costs of  $625,480 were incurred by Oxford related to the UK Revolver. Deferred financing costs related to the revolver are classified as assets and amortized on a straight-line basis over the term of the revolver, while deferred financing costs related to the term debt are shown as a direct deduction from the carrying amount of the liability and amortized over the terms of the related debt instruments under the effective interest method. Accumulated amortization related to the US Revolver fees as of October 31, 2017 and 2016, was $678,528 and $476,400, respectively. Accumulated amortization related to the UK Revolver fees as of October 31, 2017 was $210,699. See Note 7 for discussion of the term debt financing fees.

Goodwill:   The Company accounts for goodwill under ASC 350, Intangibles — Goodwill and Other (ASC 350). The Company’s goodwill was recorded as a result of the Company’s business combinations. The Company has recorded these business combinations using the acquisition method of accounting. The Company tests its recorded goodwill for impairment on an annual basis on August 31, or more often if indicators of potential impairment exist, by determining if the carrying value of each reporting unit exceeds its estimated fair value. The Company has the option to first assess qualitative factors to determine whether or not it is more than likely that the fair value of the reporting unit is less than the fair value. If the result of a qualitative test indicates it is more likely than not that the fair value of a reporting unit is less than the carrying value, a quantitative test is performed. As further detailed in “Newly adopted accounting pronouncements” below, the Company adopted ASU 2017-04, and accordingly, goodwill impairment is recognized in the amount that the carrying value of the reporting unit exceeds the fair value of the reporting unit, not to exceed the amount of goodwill allocated to the reporting unit, based on the results of the Step 1 analysis.

In undertaking the qualitative assessment, the Company considered macro-economic, industry and reporting unit-specific factors. These included the effect of the current interest rate environment on the cost of capital; sustaining market share over the year; lack of turnover in key management; actual performance as compared to expected 2017 performance. Based on the qualitative assessment, having considered the factors in totality we determined it was not more likely than not that the carrying value of the U.K. reporting units exceeded its fair value. Significant changes in the external environment or substantial declines in the operating performance of the U.K. reporting units could cause us to reevaluate this conclusion in the future.

Concrete Pumping Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies – (Continued)

A quantitative assessment was performed on the remaining two reporting units. In performing the quantitative test, the Company compares the estimated fair value of the reporting unit to its carrying value. The estimated fair value exceeded the carrying value of each of the three reporting units. Had the estimated fair value of any reporting unit been less than its carrying value, the Company would have recognized an impairment expense for the amount of fair value in excess of the carrying value, however this amount would not exceed the carrying amount of goodwill.

Management has determined that the Company had 4 reporting units in 2017 and 2 reporting units in 2016 for the purposes of testing goodwill for impairment. As of October 31, 2017 and 2016, the Company determined that no impairment of goodwill existed because the estimated fair value of each reporting unit exceeded its carrying amount. Future impairment reviews may require write-downs in the Company’s goodwill and could have a material adverse impact on the Company’s operating results for the periods in which such write-downs occur.

Long-lived assets:

ASC 360 requires long-lived assets to be evaluated for impairment when indicators of impairment are present. If indicators are present, assets are grouped to the lowest level for which identifiable cash flows are largely independent of other asset groups and cash flows are estimated for each asset group over the remaining estimated life of each asset group. If the undiscounted cash flows estimated to be generated by the asset group is less than the asset’s carrying amount, impairment is recognized in the amount of excess of the carrying value over the fair value. No indicators of impairment were identified as of October 31, 2017 and 2016. Intangible assets with finite lives are being amortized on a straight-line basis, except for customer relationships, over their estimated useful lives. The customer relationships are being amortized on an accelerated basis over their estimated useful lives.

Property, plant and equipment:   Property, plant and equipment are recorded at cost. Expenditures for additions and betterments are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred; however, maintenance and repairs that improve or extend the life of existing assets are capitalized. The carrying amount of assets disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains or losses from property and equipment disposals are recognized in the year of disposal. Property, plant and equipment is depreciated using the straight line method over the following estimated useful lives:

Buildings and improvements	15 to 40 years
Capital lease assets – buildings	40 years
Furniture and office equipment	2 to 7 years
Machinery and equipment	3 to 25 years
Transportation equipment	3 to 7 years

Capital lease assets are being amortized over the estimated useful life of the asset (see Note 11). Capital lease amortization is included in depreciation expense for the years ended October 31, 2017, 2016 and 2015.

Revenue recognition:   The Company generates revenues primarily from concrete pumping services in both the United States and the United Kingdom. Additionally, revenues are generated from the Company’s waste management business which consists of service fees charged to customers for the delivery of our pans and containers and the disposal of the concrete waste material.

The Company recognizes revenue from these businesses when all of the following criteria are met: (a) persuasive evidence of an arrangement exists, (b) the service has been performed or delivery has occurred, (c) the price is fixed or determinable, and (d) collectability is reasonably assured. The Company’s delivery terms for replacement part sales are FOB shipping point.

Concrete Pumping Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies – (Continued)

The Company imposes and collects sales taxes concurrent with our revenue-producing transactions with customers and remit those taxes to the various governmental authorities as prescribed by the taxing jurisdictions in which we operate. We present such taxes in our consolidated statements of income on a net basis.

Stock-based compensation:   The Company follows ASC 718, Compensation — Stock Compensation (ASC 718), which requires the measurement and recognition of compensation expense, based on estimated fair values, for all share-based awards made to employees and directors. The value of the vested portion of the award is recognized as expense in the Company’s consolidated statements of income over the requisite service periods. Compensation expense for all share-based awards is recognized using the straight-line method. The Company accounts for forfeitures as they occur in accordance with the early adoption of Accounting Standards Update (ASU) No. 2016-09, Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.

Earnings per share: The Company calculates earnings per share in accordance with ASC 260, Earnings per Share. The two-class method of computing earnings per share is required for entities that have participating securities. The two-class method is an earnings allocation formula that determines earnings per share for participating securities according to dividends declared (or accumulated) and participation rights in undistributed earnings. The Company has two classes of stock: (1) Common Stock and (2) Participating Preferred Stock (“Preferred Stock”).

Basic earnings (loss) per common share is calculated by dividing net income (loss) attributable to common shareholders by the weighted average number of shares of Common Stock outstanding each period. Diluted earnings (loss) per common share is based on the weighted average number of shares outstanding during the period plus the common stock equivalents which would arise from the exercise of stock options outstanding using the treasury stock method and the average market price per share during the period. Common stock equivalents are not included in the diluted earnings (loss) per share calculation when their effect is antidilutive. An anti-dilutive impact is an increase in earnings per share or a reduction in net loss per share resulting from the conversion, exercise, or contingent issuance of certain securities.

Foreign currency translation:   The functional currency of Camfaud is the Great British Pound (GBP). The assets and liabilities of the foreign subsidiaries are translated into US dollars using the year end exchange rates, and the consolidated statements of income are translated at the average rate for the year. The resulting translation adjustments are recorded as a component of comprehensive income on the consolidated statements of comprehensive income and accumulated in other comprehensive income. The functional currency of our other subsidiaries is the United States Dollar.

Income taxes:   The Company complies with ASC Topic 740, Income Taxes, which requires a liability approach to financial reporting for income taxes. The Company computes deferred income tax assets and liabilities annually for differences between the financial statements and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense includes both the current income taxes payable or refundable and the change during the period in the deferred tax assets and liabilities.

The tax benefit from an uncertain tax position is only recognized in the consolidated balance sheets if the tax position is more likely than not to be sustained upon an examination. CPIH and PropCo are no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2014. Interest and penalties related to income taxes are included in the income tax provision, if any.

Camfaud files income tax returns in the UK. Camfaud’s national statutes are generally open for one year following the statutory filing period.

Business combinations:   The Company applies the principles provided in ASC 805, Business Combinations, when a business is acquired. Tangible and intangible assets acquired and liabilities assumed are recorded at fair value and goodwill is recognized for any differences between the fair value of consideration transferred and the fair value of net assets acquired. Transaction costs for business combinations are expensed as incurred in accordance with ASC 805.

Concentration of credit risk:   Cash balances held at financial institutions may, at times, be in excess of federally insured limits. It is management’s belief that the Company places their temporary cash balances in high-credit quality financial institutions.

The Company’s customer base is dispersed across the United States and the United Kingdom. The Company performs ongoing evaluations of their customers’ financial condition and requires no collateral to support credit sales. For the years ended October 31, 2017, 2016 and 2015, no customer represented 10 percent or more of revenue or trade receivables.

Concrete Pumping Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies – (Continued)

Vendor Concentration:   For the year ended October 31, 2017 there were 3 significant vendors the Company relied upon to purchase concrete pumping boom equipment. For the years ended October 31, 2016 and 2015 there were two. These vendors provided sales of concrete pumping boom equipment that can be replaced with alternate vendors should the need arise; however, risk does exist that a disruption in suppliers could negatively impact the Company.

Newly adopted accounting pronouncements:   In May 2017, the Financial Accounting Standards Board (FASB) issued ASU No. 2017-09, Compensation — Stock Compensation (Topic 718): Scope of Modification Accounting, to provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in ASC 718. The amendments in the ASU are effective for fiscal years beginning after December 15, 2017, and should be applied prospectively to an award modified on or after the adoption date. The Company elected to early adopt the amendment as of August 1, 2017, which did not have a material impact on the consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The ASU simplifies the measurement of goodwill impairment by eliminating the requirement that an entity compute the implied fair value of goodwill based on the fair values of its assets and liabilities to measure impairment. Instead, goodwill impairment will be measured as the difference between the fair value of the reporting unit and the carrying value of the reporting unit. The ASU also clarifies the treatment of the income tax effect of tax deductible goodwill when measuring goodwill impairment loss. ASU 2017-04 will be effective for the Company beginning on November 1, 2022. The amendment must be applied prospectively with early adoption permitted. The Company elected to early adopt the amendment for the year ended October 31, 2017, which did not have a material impact on the consolidated financial statements.

In March 2016, the FASB issued ASU 2016-06, “Derivatives and Hedging (Topic 815): Contingent Put and Call Options in Debt Instruments”, which clarify the requirements for assessing whether contingent call (put) options that can accelerate the payment of principal on debt instruments are clearly and closely related to their debt hosts. An entity performing the assessment under the amendments in this update is required to assess the embedded call (put) options solely in accordance with the four-step decision sequence. The Company early adopted the new standard as of November 1, 2016. The adoption of the new accounting rules did not have a material impact on the Company’s financial condition, results of operations and cash flows.

Recently issued accounting pronouncements not yet effective:   In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which provides guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU 2017-01 requires entities to use a screen test to determine when an integrated set of assets and activities is not a business or if the integrated set of assets and activities needs to be further evaluated against the framework. ASU 2017-01 will be effective for the Company beginning on November 1, 2019. The Company is currently evaluating the impact of the pending adoption of the new standard on the consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Initially, the modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available.

Concrete Pumping Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies – (Continued)

In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, wherein the Board decided to provide another transition method in addition to the existing transition method by allowing entities to initially apply the new leases standard at the adoption date (such as January 1, 2019, for calendar year-end public business entities) and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption consistent with preparers’ requests. The Company is currently evaluating the impact of the pending adoption of the new standard on the consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. This ASU simplifies the presentation of deferred income taxes by eliminating the requirement for entities to separate deferred tax liabilities and assets into current and noncurrent amounts in classified balance sheets. Instead, it requires deferred tax assets and liabilities be classified as noncurrent in the balance sheet. ASU 2015-17 is effective for financial statements issued for annual periods beginning after December 15, 2017. Early adoption is permitted, and this ASU may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements. Upon adoption of this standard on a retrospective basis, all deferred income tax assets and liabilities will be presented as noncurrent.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. In August 2015, the FASB issued ASU 2015-14 which defers the effective date of ASU 2014-09 one year making it effective for annual reporting periods beginning after December 15, 2018. The Company has not yet selected a transition method and is currently evaluating the effect that the standard will have on the consolidated financial statements.

Note 3. Business Combinations

Reilly:   In July 2017, Camfaud entered into a share purchase agreement to acquire all outstanding shares of Reilly, a UK based concrete pumping company, in exchange for cash and seller notes.

This acquisition qualifies as a business combination under ASC 805. Accordingly, the Company has recorded all assets acquired and liabilities assumed at their acquisition-date fair values, with any excess recognized as goodwill. Goodwill represents expected synergies from combining operations and the assembled workforce. Goodwill is not amortized for book purposes nor is it deductible for tax purposes. The acquisition was part of the Company’s strategic plan to expand the Camfaud footprint in the United Kingdom.

Concrete Pumping Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 3. Business Combinations – (Continued)

The following table represents the total consideration transferred and its allocation to the assets acquired and liabilities assumed at their acquisition-date fair values:

Consideration paid:
Cash, net of cash acquired	$11,267,729
Debt issued to sellers	1,941,150
Total consideration paid	$13,208,879
Net assets acquired:
Trade accounts receivable	$1,624,598
Inventory	178,432
Prepaid expenses and other current assets	223,619
Property, plant and equipment	9,194,329
Intangible assets	1,194,454
Accounts payable	(533,129)
Accrued expenses and other current liabilities	(971,005)
Deferred tax liabilities	(879,069)
Total net assets acquired	10,032,229
Goodwill	$3,176,650

Identifiable intangible assets acquired consist of customer relationships of  $552,581 and a trade name of  $641,873. The customer relationships were valued using the multi-period excess earnings method. The Company determined the useful life of the customer relationships to be 15 years. The trade name was valued using the relief-from-royalty method. The Company determined the useful life of the trade name to be 10 years.

The Company also entered into loans with the former owners that are discussed in Note 7.

Acquisition-related expenses incurred by the Company amounted to $594,039, which is included in transaction costs in the consolidated statements of income for the year ended October 31, 2017.

Camfaud:   In November 2016, Camfaud acquired two concrete pumping companies based in the UK.

This acquisition qualifies as a business combination under ASC 805. Accordingly, the Company has recorded all assets acquired and liabilities assumed at their acquisition-date fair values, with any excess recognized as goodwill. Goodwill represents expected synergies from combining operations and the assembled workforce. Goodwill is not amortized for book purposes nor is it deductible for tax purposes. The acquisition was part of the Company’s strategic plan to broaden their global presence. The acquisition was financed through additional Senior Secured Notes, a revolving loan and the seller notes.

Concrete Pumping Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 3. Business Combinations – (Continued)

The following table represents the total consideration transferred and its allocation to the assets acquired and liabilities assumed at their acquisition-date fair values:

Consideration paid:
Cash, net of cash acquired	$49,159,520
Debt issued to sellers	6,221,000
Contingent consideration	908,266
Total consideration paid	$56,288,786
Net assets acquired:
Trade accounts receivable	$6,344,614
Inventory	564,833
Other current assets	726,679
Property and equipment	25,641,272
Intangible asses	18,574,662
Accounts payable	(1,579,842)
Accrued expenses and other current liabilities	(3,291,260)
Capital lease obligation	(183,405)
Deferred tax liabilities	(5,369,822)
Total net assets acquired	41,427,731
Goodwill	$14,861,055

The contingent consideration is based on average EBITDA over the 3-year period following the acquisition date and has a maximum payout of approximately $3,100,000. The Company has recorded the contingent consideration initially at fair value based on a probability-weighted approach, discounted to present value at an annual rate of 7.5 percent. The contingent consideration is presented as deferred consideration in the accompanying consolidated balance sheets and will be adjusted to fair value each reporting period until the contingency is resolved. No adjustment was considered necessary as of October 31, 2017 as fair value changes are not material.

Identifiable intangible assets acquired consist of customer relationships of  $15,933,225 and trade names of  $2,641,437. The customer relationships were valued using the multi-period excess earnings method. The Company determined the useful life of the customer relationships to be 15 years. The trade name was valued using the relief-from-royalty method. The Company determined the useful life of the trade names to be 10 years.

The Company also entered into loans with the former owners that are discussed in Note 7.

Acquisition-related expenses incurred by the Company amounted to $6,608,456, of which $3,566,407 and $3,042,049 have been recognized in the consolidated statements of income for the year ended October 31, 2017 and 2016, respectively.

Action Concrete Pumping and Darts Equipment:   During November 2015, BB entered into an asset purchase agreement with Action Concrete Pumping, Inc. and Darts Equipment, LLC (collectively, Action) to acquire substantially all of the assets of Action. Action does business in South Carolina, Tennessee, Georgia and Alabama. The acquisition was part of the Company’s strategic plan to increase their presence in the Southeastern market.

Concrete Pumping Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 3. Business Combinations – (Continued)

This acquisition qualifies as a business combination under ASC 805. Accordingly, the Company has recorded all assets acquired and liabilities assumed at their acquisition-date fair values, with any excess recognized as goodwill. Goodwill represents expected synergies from combining operations and the assembled workforce. Goodwill is not amortized for book purposes and $369,165 is deductible for tax purposes. The Company has also recognized identifiable intangible assets under the provisions of ASC 805.

The following table represents the total consideration transferred and its allocation to the assets acquired and liabilities assumed at their acquisition-date fair values:

Consideration paid:
Cash	$5,600,000
Total consideration paid	$5,600,000
Net assets acquired:
Other current assets	$6,085
Property and equipment	5,174,750
Non-compete intangible asset (useful life of 3 years)	50,000
Total net assets acquired	5,230,835
Goodwill	$369,165

The Asset Purchase Agreement (APA) included a provision for additional consideration to be paid to the sellers based on certain EBITDA targets in three tranches. The first earnout tranche requires payment of up to $450,000 based on achievement of certain EBITDA levels for any 12 consecutive months during the 18 month period following the acquisition date. The second earnout tranche requires payment of up to $450,000 based on achievement of certain EBITDA levels for any 12 consecutive months during the 24 month period following the acquisition date. The third earnout tranche requires payment of up to $50,000 based on achievement of certain EBITDA levels for the 12 months beginning on the 1st anniversary of the acquisition date and ending on the last day of the 24th calendar month thereafter. The maximum possible payments under the earnout provision is $950,000. The Company determined the fair value of the contingent consideration under ASC 805 using a probability-weighted approach to be $0 at acquisition date and at October 31, 2016. No amounts were paid out under the APA.

Acquisition-related expenses incurred by the Company of  $94,069 have been recognized in the consolidated statements of income for the year ended October 31, 2016.

Solid Rock Concrete Pumping:   During November 2015, BB entered into an asset purchase agreement with Solid Rock Concrete Pumping (Solid Rock) to acquire substantially all of the assets of Solid Rock. Solid Rock operates in Texas. The acquisition was part of the Company’s strategic plan to increase their presence in the Texas market.

This acquisition qualifies as a business combination under ASC 805. Accordingly, the Company has recorded all assets acquired and liabilities assumed at their acquisition-date fair values, with any excess recognized as goodwill. The Company has also recognized identifiable intangible assets under the provisions of ASC 805.

Concrete Pumping Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 3. Business Combinations – (Continued)

The following table represents the total consideration transferred and its allocation to the assets acquired and liabilities assumed at their acquisition-date fair values:

Consideration paid:
Cash	$1,050,000
Total consideration paid	$1,050,000
Net assets acquired:
Other current assets	$12,000
Property and equipment	650,000
Intangible assets (weighted average useful life of 4.5 years)	388,000
Total net assets acquired	1,050,000
Goodwill	$—

Acquisition-related expenses incurred by the Company of  $34,426 have been recognized in the consolidated statements of income for the year ended October 31, 2016.

2015 Acquisitions:   During August 2015, the Company entered into asset purchase agreements with three companies, AJ Concrete Pumping, LLC (AJ), L&G Leasing, LLC (L&G) and Kenyon Concrete Pumping, Inc. (Kenyon). AJ and L&G have common owners and have been treated as a single business combination. All three companies are located in South Carolina. The acquisitions were part of the Company’s strategic plan to establish a larger presence in the South Carolina market. During September 2015, the Company entered into an asset purchase agreement with TGP, Inc. (d/b/a Dyna-Pump). The acquisition was part of the Company’s strategic plan to increase their market share in Texas.

The four acquisitions qualify as business combinations under ASC 805. Accordingly, the Company has recorded all assets acquired and liabilities assumed at their acquisition-date fair values, with any excess recognized as goodwill. Goodwill represents expected synergies from combining operations and the assembled workforce. Goodwill is not amortized for book purposes and $159,000 is deductible for tax purposes. The Company has also recognized identifiable intangible assets related to non-compete agreements under the provisions of ASC 805.

The following table represents a summary of the total consideration transferred and its allocation to the assets acquired and liabilities assumed at their acquisition-date fair values:

	AJ and L&G	Kenyon	Dyna-Pump	Total
Cash paid	$1,400,000	$300,000	$310,000	$2,010,000
Net assets acquired:
Property, plant and equipment	1,259,000	—	220,000	1,479,000
Intangible assets (weighted average useful life of 3 years)	100,000	150,000	85,000	335,000
Other assets	37,000	—	—	37,000
Total net assets acquired	1,396,000	150,000	305,000	1,851,000
Goodwill	$4,000	$150,000	$5,000	$159,000

Acquisition-related expenses incurred by the Company of  $289,554 have been recognized in the consolidated statements of income for the year ended October 31, 2015.

Concrete Pumping Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 3. Business Combinations – (Continued)

In connection with the Merger described in Note 1, consideration of  $4,256,356 for Brundage Bone and $250,000 for Eco Pan was paid to the respective sellers during fiscal 2015. The amounts were previously accrued in fiscal 2014 for final working capital adjustments related to the acquisitions.

The consideration transferred in the Merger Agreement included contingent consideration to be paid to the sellers based on certain EBITDA targets. The potential earnout totaled $500,000 and was paid during 2015.

Note 4. Fair Value Measurement

The carrying amounts of the Company’s cash and cash equivalents, accounts receivable, accounts payable and current accrued liabilities approximate their fair value as recorded due to the short-term maturity of these instruments, which approximates fair value. The Company’s outstanding obligations on its revolving line of credit and UK revolver are deemed to be at fair value as the interest rates on these debt obligations are variable and consistent with prevailing rates. The Company believes the carry value of our capital lease obligations represents fair value.

The Company’s long-term debt instruments are recorded at their carrying values in the consolidated balance sheets, which may differ from their respective fair values. The fair value amount of the long-term debt instruments are derived from observable Level II inputs. The fair value amount of the Long-term debt instruments at October 31, 2017 and October 31, 2016 is presented in the table below based on the prevailing interest rates and trading activity of the Notes.

	2017		2016
	Carrying Value	Fair Value	Carrying Value	Fair Value
Senior secured notes	$152,553,000	$156,366,825	$121,360,000	$131,068,800
Unsecured note	—	—	30,000,000	30,000,000
Seller notes	8,626,150	8,626,150	—	—
Capital lease obligations	845,791	845,791	—	—

In connection with the acquisition of Camfaud, shareholders were eligible to receive earn out payments of up to $3,100,000 if certain EBITDA targets were met (Note 3).

As a result, the Company estimated the fair value of the contingent earn out liability based on its probability assessment of Camfaud EBITDA achievements during the 3 year earn out period. In developing these estimates, the Company considered its revenue and EBITDA projections, its historical results, and general macro-economic environment and industry trends. This fair value measurement was based on significant revenue and EBITDA inputs not observed in the market, which represents a Level 3 measurement. Level 3 instruments are valued based on unobservable inputs that are supported by little or no market activity and reflect the Company’s own assumptions in measuring fair value.

In accordance with the FASB’s standard on business combinations, the Company reviewed the contingent earn out liability on a quarterly basis in order to determine its fair value. Changes in the fair value of the liability are recorded within operating expenses in the period in which the change was made. The change in the fair value of the contingent earn-out was not material from the date of acquisition to the year ending October 31, 2017.

Concrete Pumping Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 4. Fair Value Measurement – (Continued)

The following table represents a reconciliation of the change in the fair value measurement of the contingent earn out liability for the years ended October 31, 2017 the change in fair values for the periods presented are not material:

2017
Beginning balance	$—
Fair value of contingent earnout liability initially recorded in connection with Oxford acquisition	908,266
Change in fair value of contingent earnout liability included in operating expenses	—
Change fair value due to foreign currency	60,517
Ending balance	$968,783

The Company’s non-financial assets, which primarily consist of property and equipment, goodwill and other intangible assets, are not required to be carried at fair value on a recurring basis and are reported at carrying value. However, on a periodic basis or whenever events or changes in circumstances indicate that their carrying value may not be fully recoverable (and at least annually for goodwill), non-financial instruments are assessed for impairment and, if applicable, written down to and recorded at fair value. No adjustments were made to the carrying value of any such assets due to lack of recoverability or impairment for the fiscal years ended October 31, 2017 or 2016.

Note 5. Property, Plant and Equipment

The significant components of property, plant and equipment as of October 31, 2017 and 2016, are as follows:

	2017	2016
Land, buildings and improvements	$21,986,324	$20,965,712
Capital leases – land and buildings	909,250	909,250
Machinery and equipment	199,185,640	147,184,935
Transportation equipment	2,961,147	2,236,628
Furniture and office equipment	888,504	529,458
	225,930,865	171,825,983
Less accumulated depreciation	(50,388,730)	(33,139,651)
Property, plant and equipment, net	$175,542,135	$138,686,332

Depreciation expense for the years ended October 31, 2017, 2016 and 2015, was $19,338,884, $16,635,995 and $14,748,689 respectively, of which $18,691,578, $16,311,540, $14,441,455 respectively, was included in cost of operations and $647,306, $324,455 and $307,234 respectively, was included in general and administrative expenses.

Note 6. Goodwill and Intangible Assets

The Company recognized goodwill and certain intangible assets in connection with Business Combinations (Note 3). Goodwill is not amortized for book purposes. The following table details the changes in goodwill as of October 31, 2017 and 2016:

Balance, October 31, 2015	$54,031,154
Goodwill acquired in 2016 acquisitions	369,165
Balance, October 31, 2016	54,400,319
Goodwill acquired in 2017 acquisitions	18,037,705
Change in foreign currency rates	1,071,184
Balance, October 31, 2017	$73,509,208

Concrete Pumping Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 6. Goodwill and Intangible Assets – (Continued)

Intangible assets are amortized over their useful lives on a straight-line basis, except for the customer relationships and the Camfaud trade names. The customer relationships and the Oxford Group trade names are amortized on an accelerated basis using the free cash flow method. The following table summarizes the Company’s intangible assets as of October 31, 2017 and 2016:

	2017					2016
	Useful Life	Weighted Average Useful Life	Gross Carrying Value	Accumulated Amortization	Net Carrying Amount	Gross Carrying Value	Accumulated Amortization	Net Carrying Amount
Customer relationships	15	15	$45,521,514	$(16,770,766)	$28,750,748	$27,960,000	$(10,027,998)	$17,932,002
Trade names	15 – 20	19 – 70	15,546,675	(2,401,152)	13,145,523	12,071,000	(1,361,769)	10,709,231
Noncompete agreements	3	3	485,000	(347,083)	137,917	485,000	(185,417)	299,583
			$61,553,189	$(19,519,001)	$42,034,188	$40,516,000	$(11,575,184)	$28,940,816

Amortization expense recognized by the Company related to intangible assets was $7,815,141, $5,673,548 and $5,854,764 for the years ended October 31, 2017, 2016 and 2015, respectively. Amortization expense as it relates to the amortization of Intangible assets resides within General and Administrative expense on the statement of operations. The estimated aggregate amortization expense for intangible assets over the next five fiscal years ending October 31 and thereafter is as follows:

Years ending October 31:
2018	$7,525,536
2019	6,507,896
2020	5,351,076
2021	3,758,250
2022	3,199,995
Thereafter	15,691,435
$42,034,188

Note 7. Long Term Debt and Revolving Lines of Credit

Revolving line of credit:   In connection with the Merger, on August 18, 2014, the Company entered into a revolving loan agreement (the Revolver) with a maximum borrowing capacity of  $30,000,000, which was increased to $35,000,000 in November 2015. The Revolver bears interest at the LIBOR rate plus an applicable margin. The applicable margin resets quarterly and is (a) 2.25 percent, (b) 2.50 percent or (c) 2.75 percent if the quarterly average excess availability is (a) at least 66.67 percent, (b) less than 66.67 percent and at least 33.33 percent and (c) less than 33.33 percent, respectively. The Revolver expires on August 18, 2019. Interest is due monthly and the outstanding principal balance is due upon maturity. The Revolver is secured by substantially all assets of the Company and requires that the Company maintains a minimum fixed charge coverage ratio. In conjunction with the Senior Note Exchange (see below) in September 2017, the borrowing capacity was increased to $65,000,000 and the maturity date was extended to September 8, 2022. In addition, applicable margin for the interest rate was decreased to (a) 2.00 percent, (b) 2.25 percent or (c) 2.50 percent if the quarterly average excess availability is (a) at least 66.67 percent, (b) less than 66.67 percent and at least 33.33 percent and (c) less than 33.33 percent, respectively. On October 2, 2017, $35,000,000 of the Revolver balance was transferred to a 3-month line of credit with a separate LIBOR interest rate which was 3.56 percent as of October 31, 2017.

Concrete Pumping Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 7. Long Term Debt and Revolving Lines of Credit – (Continued)

The Revolver requires that the Company maintain a maximum ratio of total fixed charges, which include interest, principal payments, taxes and management fees to EBITDA (earnings before interest expense, taxes, depreciation and amortization) less capital expenditures during the term of the Revolver. As of October 31, 2017 and 2016 the Company was in compliance with the financial covenant under the Revolver.

The outstanding balance of the Revolver as of October 31, 2017 and 2016 was $44,597,240 and $3,607,239, respectively.

UK Revolver:   In connection with the acquisition of Camfaud in November 2016 (see Note 3), the Oxford Group entered into a revolving loan agreement (the UK Revolver) with a maximum borrowing capacity of approximately $28,000,000. The UK Revolver bears interest at the LIBOR rate plus 2 percent and expires in November 2019. The UK Revolver is secured by substantially all assets of the Oxford Group. The outstanding balance of the UK Revolver as of October 31, 2017, was $21,291,631.

The UK Revolver requires that the Company maintain a maximum ratio of total fixed charges, which include interest, principal payments, taxes and management fees to EBITDA (earnings before interest expense, taxes, depreciation and amortization) less capital expenditures during the term of the Revolver. As of October 31, 2017, the Company was in compliance with the financial covenant under the Revolver.

Senior secured notes:   To finance the Merger on August 18, 2014, the Company issued senior secured notes through a high-yield bond offering under SEC Rule 144A (Senior Notes). The offering raised $140,000,000 of proceeds for the Company. The Senior Notes mature on September 1, 2021, and bear interest at 10.375 percent per annum. Interest payments are due every March 1 and September 1 commencing March 1, 2015. Principal is due upon maturity. The Senior Notes are partially held by a shareholder of the Company, secured by substantially all assets of the Company and contain various non-financial covenants.

The Senior Notes contain a number of significant restrictive covenants. Such restrictive covenants, among other things, restrict, subject to certain exceptions, the Company’s restricted subsidiaries’ ability to incur additional indebtedness and make guarantees; create liens on assets; pay dividends and distributions or repurchase their capital stock; make investments, loans and advances, including acquisitions; engage in mergers, consolidations, dissolutions or similar transactions; sell or otherwise dispose of assets, engage in certain transactions with affiliates; enter into certain restrictive agreements.

To finance the acquisition of Camfaud (Note 3), in November 2016, the Company issued additional senior secured notes of  $40,000,000 as an incremental borrowing with the same terms and form as the original Senior Notes.

In January 2016, the Company repurchased and retired approximately $7,665,000 of outstanding Senior Notes for a purchase price of approximately $7,205,100 plus accrued interest of approximately $292,000. In April 2016, the Company repurchased and retired $10,000,000 of outstanding Senior Notes for a purchase price of  $10,150,000 plus accrued interest of approximately $164,000. In March 2017, the Company repurchased and retired approximately $3,000,000 of outstanding Senior Notes for a purchase price of approximately $3,090,000 plus accrued interest of approximately $5,000. In May 2017, the Company repurchased and retired approximately $2,807,000 of outstanding Senior Notes for a purchase price of approximately $2,975,000 plus accrued interest of approximately $54,000. In September 2017, the Company repurchased and retired approximately $3,000,000 of outstanding Senior Notes for a purchase price of approximately $3,045,000 plus accrued interest of approximately $24,000.

As a result of these repurchases, the Company recognized a loss (gain) of  $303,420 and ($287,962) for the difference between the carrying amount of the Senior Notes, plus accrued interest, and the repurchase price, and also recognized a loss of  $260,380 and $931,838 related to the write off of deferred loan fees (Note 2) for the years ended October 31, 2017 and 2016, respectively. The net loss has been presented in the accompanying consolidated statements of income as a loss on extinguishment of debt for the years ended October 31, 2017 and 2016. The difference between the carrying amount and the reacquisition price of the debt, net of unamortized loan fees, has been presented in the accompanying consolidated statements of income as a (loss) gain on debt extinguishment.

Concrete Pumping Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 7. Long Term Debt and Revolving Lines of Credit – (Continued)

On August 24, 2017, the Company issued a Notice of Early Tender to exchange their Senior Notes for newly issued senior secured notes (New Senior Notes). Substantially all investors exchanged their outstanding notes (the Senior Note Exchange), which settled in September 2017. The New Senior Notes bear interest at 10.375 percent per annum and mature on September 1, 2023. The Company will make interest payments on March 1 and September 1 of each year. The outstanding balance of the original Senior Notes outstanding as of October 31, 2017 and 2016, was $1,266,000 and $121,360,000, respectively. The outstanding balance of the New Senior Notes outstanding as of October 31, 2017, was $151,287,000.

After settlement of the New Senior Notes, the Company increased the total borrowing capacity of the Revolver, for which the proceeds were used to pay off the unsecured note and to pay accrued and unpaid dividends on the 13.5 percent participating preferred stockholders (Note 12).

Unsecured note:   To finance the Merger, on August 18, 2014, the Company entered into a $30,000,000 loan agreement with one of its shareholders. The note matures on February 18, 2022, and bears interest at 12 percent per annum. Interest payments are due quarterly on February 18, May 18, August 18 and November 18 every year. Principal, along with any accrued and unpaid interest, is due upon maturity. The Company may elect to have the interest paid-in kind (PIK). If the Company elects to pay PIK interest, the accrued interest will be added to the outstanding balance of the note and payable upon maturity. As of October 31, 2017 and 2016, all interest associated with the PIK has been paid by the Company. The unsecured notes contain various non-financial covenants.

As part of the unsecured note, the Company issued 1,000,000 shares of common stock to the lender. As such, the proceeds of the unsecured note have been allocated to the debt and common stock based on their relative fair values. The amount allocated to common stock was $2,478,602, which was recorded as a discount on the debt. The discount is amortized to interest expense over the remaining life of the loan using the effective interest method. During the years ended October 31, 2017, 2016 and 2015, amortization of the discount was $275,400, $330,480 and $330,480, respectively.

In connection with the Senior Note Exchange on September 8, 2017, the Company repaid the unsecured note, including accrued interest of  $210,000. Upon extinguishment, the Company incurred a prepayment penalty fee of  $1,440,000, which has been included in loss on debt extinguishment on the accompanying consolidated statements of income. The Company also wrote off the remaining unamortized discount of  $1,473,392, which has also been included in loss on debt extinguishment on the accompanying consolidated statements of income. The Company wrote-off of  $1,712,194 of unamortized loan fees, including accumulated amortization of  $1,088,806. Net write-off is included in the loss on extinguishment of debt on the consolidated statements of income.

Seller notes:   In connection with the acquisitions of Camfaud and Reilly in November 2016 and July 2017 (see Note 3), respectively, the Company entered into loan agreements with the former owners of Camfaud and Reilly for an aggregate amount of  $6,221,000 and $1,941,150, respectively, (collectively, the Seller Notes). The Camfaud Note bears interest at 5 percent per annum and all principal plus accrued interest are due upon the earlier of; (1) 6 months after the UK Revolver is repaid in full, (2) 42 months after the acquisition date (May 2020) or (3) the date on which the Company suffers an insolvency event. The Reilly Note bears interest at 5 percent per annum and all principal plus accrued interest are due three years after the acquisition date (July 2020). The Seller Notes are unsecured.

Concrete Pumping Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 7. Long Term Debt and Revolving Lines of Credit – (Continued)

The following is a summary of the Company’s long term debt as of October 31, 2017 and 2016:

	2017	2016
Senior secured notes	$152,553,000	$121,360,000
Unsecured note	—	30,000,000
Seller notes	8,626,150	—
	161,179,150	151,360,000
Plus unamortized premium on debt	327,473	—
Less discount on unsecured note	—	(1,748,792)
Less unamortized deferred financing costs	(4,521,793)	(7,357,600)
Total long term debt	$156,984,830	$142,253,608

Future maturities of long term debt are as follows:

Years ending October 31:
2018	$—
2019	—
2020	—
2021	8,626,150
2022	1,266,000
Thereafter	151,287,000
$161,179,150

Note 8. Accrued Payroll and Payroll Expenses

The following table summarizes accrued payroll expenses as of October 31, 2017 and 2016:

	2017	2016
Accrued vacation	$3,041,238	$2,526,071
Accrued bonus	2,131,945	2,819,616
Other	1,729,483	981
Total accrued payroll and payroll expenses	$6,902,666	$5,346,668

Note 9. Accrued Expenses and Other Current Liabilities

The following table summarizes accrued expenses and other current liabilities as of October 31, 2017 and 2016:

	2017	2016
Accrued insurance	$3,155,685	$2,607,205
Accrued interest	2,830,656	2,864,988
Accrued equipment purchases	2,172,115	6,015,009
Accrued sales and use tax	2,695,141	2,066,548
Accrued property taxes	750,264	1,193,176
Other	3,018,261	3,718,240
Total accrued expenses and other liabilities	$14,622,122	$18,465,166

Concrete Pumping Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 10. Income Taxes

The sources of income before income taxes for the years ended October 31, 2017 and 2016 are as follows:

	2017	2016
United States	$3,813,825	$10,687,132
Foreign	856,112	—
Total	$4,669,937	$10,687,132

The components of the provision for income taxes for the years ended October 31, 2017, 2016 and 2015, are as follows:

	2017	2016	2015
Current tax provision:
Federal	$2,201,279	$156,533	$1,550,104
Foreign	378,031	—	—
State and local	578,697	542,378	421,771
Total current tax provision	3,158,007	698,911	1,971,875
Deferred tax provision (benefit):
Federal	993,603	3,586,058	99,554
Foreign	(132,607)	—	—
State and local	(262,345)	168,572	(51,317)
Total deferred tax (benefit) provision	598,651	3,754,630	48,237
Net provision for income taxes	$3,756,658	$4,453,541	$2,020,112

For the years ended October 31, 2017, 2016 and 2015, the income tax provision differs from the expected tax provision computed by applying the U.S. federal statutory rate to income before taxes as a result of the following:

	2017	2016	2015
Provision for income taxes at U.S. statutory rate	$1,587,778	$3,633,625	$1,879,976
State income taxes, net of federal deduction	285,982	469,227	244,502
Foreign rate differential	(139,460)	—	—
Meals and entertainment	270,789	234,353	153,272
Transaction costs	1,582,474	—	20,884
Change in deferred tax rate	(116,954)	83,409	(146,864)
Domestic manufacturing deduction	(254,236)	(189,453)	(186,993)
Stock-based compensation	122,844	36,851	15,504
Nontaxable Interest income net of foreign income inclusions	(378,068)	—	—
Foreign tax credit	(79,791)	—	—
Deferred tax on undistributed foreign earnings	888,576	—	—
Increase in valuation allowance	52,662	—	—
Other	(65,938)	185,529	39,831
Income tax provision	$3,756,658	$4,453,541	$2,020,112

Concrete Pumping Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 10. Income Taxes – (Continued)

The tax effects of the temporary differences giving rise to the Company’s net deferred tax liabilities as of October 31, 2017 and 2016, are summarized as follows:

	2017	2016
Deferred tax assets:
Accrued insurance reserves	$1,000,078	$966,398
Accrued sales and use tax	997,091	766,552
Accrued payroll	509,276	424,793
Foreign tax credit carryforward	79,791	—
Net operating loss carryforward	160	161
Other	200,936	177,639
Total deferred tax assets	2,787,332	2,335,543
Valuation allowance	(52,662)	—
Net deferred tax assets	2,734,670	2,335,543
Deferred tax liabilities:
Intangible assets	(11,879,983)	(9,068,365)
Property and equipment	(39,717,047)	(35,958,085)
Prepaid expenses	(352,976)	(426,712)
Change from cash basis to accrual basis (EP)	—	(146,165)
Unremitted foreign earnings	(888,576)	—
Other	(7,414)	—
Total net deferred tax liabilities	(52,845,996)	(45,599,327)
Net deferred tax liabilities	$(50,111,326)	$(43,263,784)

The Company does not have any federal net operating loss carry forwards as of October 31, 2017 and 2016. The Company has state net operating loss carry forwards of approximately $6,000 and $6,000 respectively as of October 31, 2017 and 2016 that begin to expire in 2018.

The Company has foreign tax credit carryforwards of approximately $80,000 and $0 as of October 31, 2017 and 2016, respectively, which begin to expire in 2027.

The Company has provided U.S. deferred taxes on cumulative earnings of all of its non-U.S. affiliates.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, carryback opportunities, and tax planning strategies in making the assessment. The Company believes it is more likely than not that it will realize the benefits of these deductible differences, net of the valuation allowance provided. The valuation allowance provided by the Company relates to foreign tax credit carryforwards.

Concrete Pumping Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 10. Income Taxes – (Continued)

In December 2017, the U.S. Government passed the Tax Cuts and Jobs Act, which, among other things, reduces the corporate tax rate from 35 percent to 21 percent for tax years beginning after December 31, 2017. As a result of the enacted law, the Company will revalue deferred tax assets and liabilities at the enacted rate, and reflect that change in its consolidated financial statements for fiscal year 2018. The rate change will impact both the current year tax expense and the deferred tax expense for fiscal year 2018, as the tax rate for the fiscal year will be a blended rate based on the period before and after December 31, 2017. Additionally, the enacted law makes significant changes in the taxation of foreign subsidiaries of U.S. companies. As a result of these changes, a U.S. company will be required to include in U.S. taxable income the total amount of unremitted foreign earnings of its controlled foreign subsidiaries. This inclusion is effective for a foreign corporation’s fiscal year beginning prior to 2018, thus effective for fiscal year 2019 for the Company. Therefore, the Company will need to compute the incremental U.S. tax that would be payable under the enacted law. This will require the Company to prepare an earnings and profits analysis for each of their foreign subsidiaries, and determine the available foreign tax pools, since the incremental tax can be offset by foreign taxes. The Company is still evaluating the impact that the new enacted law will have on its consolidated financial statements.

Note 11. Commitments and Contingencies

Incentive compensation plan:   The Company has an Incentive Compensation Plan that has been approved by the Board of Directors. The Plan establishes a cash bonus pool for eligible employees of the Company. The balance available for the cash bonus pool is established by meeting certain performance targets. As of October 31, 2017 and 2016, the Company accrued $2,131,945 and $2,819,616, respectively, of bonuses payable under the Incentive Compensation Plan, which has been included in accrued payroll and payroll expenses in the accompanying consolidated balance sheets.

Self-insurance:   BB’s automobile, general and workmen’s compensation insurance is partially self-insured. As of October 31, 2017, the general liability deductible was $100,000 per claim. Beginning in fiscal years 2010 and 2014, the workmen’s compensation and automobile policies, respectively, were fully-insured. As of October 31, 2017 and 2016, management has accrued $2,418,000 and $2,149,000, respectively, for claims incurred but not reported and estimated losses reported, which is included in accrued expenses and other current liabilities in the accompanying consolidated balance sheets.

The Company offers employee health benefits via a partially self-insured medical benefit plan. Participant claims exceeding certain limits are covered by a stop-loss insurance policy. The Company contracts with a third party administrator to process claims, remit benefits, etc. The third party administrator requires the Company to maintain a bank account to facilitate the administration of claims. As of October 31, 2017 and 2016, the account balance was $234,167 and $282,989, respectively, and is included in cash in the accompanying consolidated balance sheets. As of October 31, 2017 and 2016, management has accrued $737,000 and $458,000, respectively, for health claims incurred but not reported based on historical claims amounts and average lag time, which is included in accrued expenses and other current liabilities in the accompanying consolidated balance sheets.

Litigation:   The Company is currently involved in certain legal proceedings and other disputes with third parties that have arisen in the ordinary course of business. Management has reviewed these issues to determine if reserves are required for losses that are probable to materialize and reasonable to estimate the amount of loss in accordance with ASC 450, Contingencies (ASC 450). Management evaluates such reserves, if any, based upon several criteria, including the merits of each claim, settlement discussions, advice of outside counsel, as well as indemnification of amounts expended by the Company’s insurers or others, if any. Management and corporate counsel believe that the outcomes of the legal actions will not have a material impact and do not believe that any amounts need to be recorded for contingent liabilities in the consolidated balance sheets.

Life insurance:   BB is the owner and beneficiary of term life insurance policies on the lives of its key employees. As of October 31, 2017, 2016 and 2015, the aggregate face value of the policies was $4,000,000, $10,000,000 and $10,000,000, respectively. The policies do not have a cash surrender value.

Letters of credit:   The Revolver provides for up to $5,000,000 of standby letters of credit. As of October 31, 2017, 2016 and 2015, approximately $48,000, $125,000 and $201,000, respectively, had been committed to the Company’s general liability insurance provider.

Operating leases:   The Company leases facilities, equipment and vehicles under non-cancelable operating leases with various expiration dates through August 2023. Monthly lease payments range from $543 to $8,903. Total rental expense for the years ended October 31, 2017, 2016 and 2015, was $2,807,484, $1,869,973 and $1,426,649, respectively, which also includes the Company’s month-to- month leases.

Concrete Pumping Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 11. Commitments and Contingencies – (Continued)

The following is a summary of future minimum lease payments for the years ended October 31:

Years ending October 31:
2018	$1,551,209
2019	887,193
2020	613,405
2021	450,020
2022	345,267
Thereafter	295,051
$4,142,145

Capital leases:   BB entered into two capital leases for land and buildings in Georgia and South Carolina during fiscal year 2015. The terms of the Georgia and South Carolina leases are 123 and 120 months, respectively, and contain purchase options that may be exercised at any time during the lease. The purchase price payable upon exercise of the purchase options is equal to the fair value of the leased assets less the amount of rent paid to date. The purchase price at the end of the lease is insignificant and, therefore, the leased assets are considered to transfer ownership at the end of the lease.

The land and buildings and related liabilities under the capital leases were recorded at the time of the lease at the lesser of the present value of the future payments due under the leases or the fair value of the leased assets. The amount of land and buildings and capital lease obligation originally recorded under the capital leases was $909,250. The capital lease obligation recorded as of October 31, 2017 and 2016 was $731,829 and $804,531, respectively. The net book value of the leased assets as of October 31, 2017 and 2016 was $851,619 and $873,304.

Camfaud also enters into capital leases for operating equipment. The capital lease obligation recorded as of October 31, 2017, was $113,962. The net book value of the leased assets as of October 31, 2017, was $135,452.

Future payments of capital lease obligations, together with the present value of those future payments are as follows:

Years ending October 31:
2018	$201,594
2019	125,593
2020	110,394
2021	112,776
2022	115,229
Thereafter	291,394
Total minimum lease payments	956,980
Less the amount representing interest	(111,189)
Present value of minimum lease payments	$845,791

Note 12. Stockholders’ Equity

Pursuant to the articles of incorporation, the Company was initially authorized to issue 50,000,000 shares of  $0.001 par value common stock and 2,423,711 shares of  $0.001 par value preferred stock. In March 2016, the Company amended the articles of incorporation to reduce the number of shares of common stock the Company is authorized to issue to 15,000,000 shares.

Concrete Pumping Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 12. Stockholders’ Equity – (Continued)

In connection with the Merger, the Company issued 6,576,289 shares of common stock to the Sponsor for $16,300,000. The Company also issued 1,000,000 shares of common stock to one of the lenders as part of obtaining loan financing. The amount recorded of  $2,478,602 was based on an allocation of the loan proceeds based on the relative fair values of the common stock and debt. The amount was recorded as a discount on the debt, which was written off upon the Company’s repayment of the unsecured note during 2017 (see Note 6). The proceeds raised from the equity offering have been reduced by offering costs of $158,715. Also in connection with the Merger, the Company issued 2,423,711 shares of preferred stock to certain former owners of BB and EP. The preferred stock was recorded at its fair value, which was determined to be $15,182,053 as of the merger date.

During 2017, the Company purchased 81,447 shares of preferred stock from a stockholder for $1,400,009, and the difference between original cost and the purchase price of  $685,645 is included in retained earnings in the accompanying consolidated financial statements.

Redeemable preferred stock:   The Company’s preferred stock accrues cumulative dividends at 13.5 percent per annum that must be paid before dividends are paid to any other holders of capital stock, but are not payable until declared (Preferred Dividends). Preferred Dividends accrue daily based on the liquidation preference of the underlying shares and compound quarterly. Preferred stock holders are entitled to participating dividends, distributions declared or paid, or set aside for payment on the common stock whether payments consist of cash, securities, property, or other assets. To the extent that dividend or distributions are made in the form of securities, preferred stock holders are only entitled to receive the same class securities provided to the common stock holders.

The preferred stock also includes a liquidation preference of  $4.13 per share (Liquidation Preference). Upon liquidation, dissolution or winding up of the Company, before any distributions are made to holders of common stock, holders of preferred stock are entitled to receive an amount equal to the Liquidation Preference plus all accrued but unpaid dividends. On September 8, 2017, upon settlement of the Senior Notes Exchange (Note 7), the Company declared and paid cumulative unpaid accrued dividends of  $4,840,065 to the preferred stockholders. As of October 31, 2017, 2016 and 2015 the liquidation preference of preferred stock was $9,845,139, $13,395,383 and $11,734,025, respectively, which includes Preferred Dividends of  $322,583, $3,385,457 and $1,724,099, respectively.

On the 66th month anniversary of the original issuance date (February 18, 2020), each holder of preferred stock may redeem their shares of preferred stock to the Company for a price equal to the fair value of the preferred stock on the redemption date. If it is determined that the presence of preferred stock would have a material adverse effect on the success of a qualified public offering, the shares of preferred stock shall be converted into shares of common stock upon the closing of a qualified public offering. This redemption feature is outside the holder’s control; however, the preferred shares contain disability conditions that allow for the Company to invoke said disability notice and prevent the payment upon execution of the aforementioned conversion if the Company so deems that the Company is not in a position to allow for the conversion as it would place the Company in a difficult financial position. The carrying value of preferred stock has not been subsequently adjusted to reflect redemption value as the Company does not believe redemption is probable due to the length of time before redemption can occur.

The holders of preferred stock are entitled to vote together with the holders of common stock as a single class on all matters submitted to a vote of the holders of common stock. Each share of preferred stock is entitled to one vote.

The Company applies the accounting standards for distinguishing liabilities from equity when determining the classification and measurement of its preferred stock. Conditionally redeemable preferred shares including preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control are classified as temporary equity.

Concrete Pumping Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 12. Stockholders’ Equity – (Continued)

The Company has performed an analysis of the redemption features contained within the preferred stock and has determined that embedded features other than the change in control feature identified and evaluated have been determined to be solely within the control of the issuer. ASR 268 requires equity instruments with redemption features that are not solely within the control of the issuer to be classified outside of permanent equity, often referred to as classification in “temporary equity”. The Company has presented such amounts outside of temporary equity commensurate with the aforementioned guidance.

During 2017, the Company purchased 81,447 shares of preferred stock from a stockholder for $1,400,009. The difference of  $889,825 between the purchase price and original cost is included in retained earnings for the year ended October 31, 2017.

Note 13. Stock-Based Compensation

During 2015, the Company established the 2015 Equity Incentive Plan (as amended, the “2015 Plan”). Under the 2015 Plan, the Company may award stock options, restricted stock or other equity awards to certain employees, directors and consultants of the Company and its affiliates, including Brundage-Bone and Eco-Pan. The 2015 Plan permits the issuance of up to 1,622,120 shares of the Company’s common stock. The vesting period and term of each option are determined at the date of grant and generally does not exceed ten years. The options may include time-vesting and/or performance-based vesting criteria. The options may be subject to forfeiture if certain vesting requirements are not met.

As of October 31, 2017, there were 221,536 shares of the Company’s common stock available for grant under the 2015 Plan. A summary of option activity for the years ended October 31, 2017 and 2016, is as follows:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life	Aggregate Intrinsic Value
Options outstanding, October 31, 2015	1,622,120	$2.48
Granted	—
Forfeited	(92,416)	2.48
Options outstanding, October 31, 2016	1,529,704	$2.48	8.27	$(3,701,883)
Granted	227,280	17.50
Forfeited	(286,119)	2.74
Cancelled	(70,281)	2.48
Options outstanding, October 31, 2017	1,400,584	$4.86	7.41	$(4,927,591)

The options granted to employees during the year ended October 31, 2017, included both time-vesting and performance-based vesting criteria. Of the 227,280 options granted, 54,000 are subject to time- vesting only. The time-vesting criteria specify that 20 percent of the options will vest on each of the first 5 anniversaries of the grant date, subject to the holder’s continued service through the vesting date. The remaining 173,280 options granted include both time-vesting and performance-based vesting criteria. For these grants, 50 percent of the options are subject to time-vesting and 50 percent are subject to performance-based vesting. The time-vesting criteria specify that 10 percent of the options shall vest on each of the first 5 anniversaries the grant date, subject to the holder’s continued service through the vesting date. The performance criteria stipulate that up to 10 percent of the options shall vest on each of the first 5 anniversaries of the grant date, based on the Company’s annual Earnings before income taxes, depreciation and amortization (EBITDA) for the applicable year and provided that the Companies achieve a minimum annual EBITDA amount for that particular year, subject to the holder’s continued service through the vesting date.

Concrete Pumping Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 13. Stock-Based Compensation – (Continued)

The Company repurchased and cancelled 70,281 options during the year ended October 31, 2017, for $686,645. The repurchase price was less than the fair value of the options at the time of the repurchase and accordingly, no incremental compensation cost was recorded.

Compensation expense subject to the performance-based vesting criteria is recognized over the requisite service period only if the performance criteria are probable of being met. The fiscal year 2017 EBITDA target was not met, thus compensation expense was not recorded for the fiscal year 2017 performance vesting tranche with the exception of two individuals for which the Company waived the performance- based vesting criteria. The fiscal years 2016 and 2015 EBITDA targets were achieved by the Company and, therefore, the Company has recognized compensation expense related to those performance tranches. Compensation expense for time-based vesting options is recognized on a straight-line basis over the requisite service period. Total compensation expense recognized by the Company for the years ended October 31, 2017, 2016 and 2015, is $362,345, $109,424 and $46,640, respectively, which has been included in general and administrative expenses on the accompanying consolidated statements of income. As of October 31, 2017, stock-based compensation not yet recognized in income is $1,478,769, which will be recognized over a weighted-average period of 2.5 years. Included in this amount is $578,409 of expense related to the performance-based awards, which will only be recognized if achievement of the performance targets is determined to be probable. The fair value of shares vested for the year ended October 31, 2017 was $393,734.

The following is a summary of options outstanding and exercisable as of October 31, 2017:

Options Outstanding				Options Exercisable
Exercise Price	Number of Options	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number of Options	Weighted- Average Exercise Price
$2.48	1,178,304	5.16	$2.48	378,328	$2.48
17.50	222,280	8.80	17.50	41,568	17.50
	1,400,584	5.74	$4.86	419,896	$3.97

The weighted-average grant date fair value of options granted during 2017 was $8.16 per share. The fair value of share-based payments was estimated using the Black-Scholes option pricing model requiring the use of subjective valuation assumptions. The Black-Scholes valuation model requires several inputs, including the expected stock price volatility. Volatility was determined using observations of historical stock prices for five comparable public companies. The Company’s options have characteristics significantly different from those of traded options, and changes in input assumptions can materially affect the fair value estimates.

The fair value of options granted during 2017 was estimated using the following assumptions:

Risk-free interest rate	1.61%
Expected dividend yield	None
Expected volatility factor	45.37%
Expected option life (in years)	6.5
Actual forfeitures	None

Concrete Pumping Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 14. Earnings Per Share

The following is a calculation of the basic and diluted weighted average number of shares outstanding and earnings per share for the fiscal years ended October 31, 2017, 2016 and 2015, respectively:

	2017	2016	2015
Net (Loss) Income (numerator):
Basic & Diluted:
Net (loss) income attributable to Concrete Pumping Holdings, Inc. and Subsidiaries	$913,279	$6,269,955	3,554,665
Less: Preferred stock - cumulative dividends	(1,811,837)	(1,695,122)	(1,477,866)
Less: Undistributed earnings allocated to preferred shares	-	(1,108,807)	(503,356)
Net (loss) income available to common shareholders	$(898,558)	$3,466,026	$1,573,443

Weighted average shares (denominator):
Weighted average shares - basic	7,576,289	7,576,289	7,576,289
Dilutive effect of stock options	-	703,032	38,171
Weighted average shares - diluted	7,576,289	8,279,321	7,614,460

Antidilutive stock options	770,171	-	-

Basic (loss) income per share	$(0.12)	$0.46	$0.21
Diluted (loss) income per share	$(0.12)	$0.42	$0.21

Concrete Pumping Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 15. Employee Benefits Plan

Retirement plans:   The Company offers a 401(k) plan, which covers substantially all employees of BB and EP, with the exception of certain union employees. Participating employees may elect to contribute, on a tax-deferred basis, a portion of their compensation, in accordance with Section 401(k) of the Internal Revenue Code. For the years ended October 31, 2017 and 2016, the Company’s matching contribution rate for non-collectively bargained employees was 25 percent of the first 4 percent and 50 percent of the first 7 percent of an employee’s gross earnings for BB and EP participants, respectively. The Company’s matching contribution may be changed at the discretion of the Board of Directors. Matching contributions vest 20 percent after 2 years of service and ratably thereafter until they are 100 percent vested after 6 years of service. During the years ended October 31, 2017 and 2016, certain union employees have collectively bargained for a matching contribution of 50 percent to 100 percent of the first 7 percent of base compensation that a participant contributed, and additional amounts may be contributed at the option of the Board of Directors. During the years ended October 31, 2017 and 2016, certain other union employees have collectively bargained for a defined contribution of  $4.50 and $4.25 per hour worked, respectively. Retirement plan contributions for the years ended October 31, 2017 and 2016, were $442,262 and $445,162, respectively.

Camfaud operates a Small Self-Administered Scheme (SSAS), which is the equivalent of a U.S. defined contribution pension plan. The assets of the plan are held separately from those of Camfaud in an independently administered fund. Contributions by Camfaud to the SSAS amounted to $179,562 for the year ended October 31, 2017.

Multiemployer plans:   BB contributes to a number of multiemployer defined benefit pension plans under the terms of collective-bargaining agreements (CBAs) that cover its union-represented employees. The risks of participating in these multiemployer plans are different from single-employer plans in the following aspects: (a) Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers; (b) If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers; and (c) If BB chooses to stop participating in some of its multiemployer plans, BB may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability. BB has no intention of stopping its participation in any multiemployer plan.

The following is a summary of our contributions to each multiemployer pension plan for the years ended October 31, 2017, 2016 and 2015:

	2017	2016	2015
California	$564,047	$603,516	$524,058
Oregon	207,735	196,825	161,976
Washington	145,517	124,595	94,639
Total contributions	$917,299	$924,936	$780,673

No plan was determined to be individually significant. There have been no significant changes that affect the comparability of the contributions. The Company reviews the funded status of each multiemployer defined benefit pension plan at each reporting period so as to monitor the certified zone status for each of the multiemployer defined benefit pension plans. The zone status for the multiemployer defined benefit pension plans for Oregon and Washington was Green (greater than 80% funded) and Yellow (less than 80% funded but greater than 65% funded) for the California multiemployer defined benefit pension plans. The funding status for the Oregon and Washington multiemployer defined benefit pension plans is at January 1, 2017 and January 1, 2016 for the California multiemployer defined benefit pension plan.

Concrete Pumping Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 15. Employee Benefits Plan – (Continued)

Government regulations impose certain requirements relative to multiemployer plans. In the event of plan termination or employer withdrawal, an employer may be liable for a portion of the plan’s unfunded vested benefits. BB has not received information from the plans’ administrators to determine its share of unfunded vested benefits. BB does not anticipate withdrawal from the plans, nor is BB aware of any expected plan terminations.

The Company believes that the “construction industry” multiemployer plan exception may apply if the Company did withdraw from any of its current multiemployer plans. The “construction industry” exception generally delays the imposition of withdrawal liability in connection with an employer’s withdrawal from a “construction industry” multiemployer plan unless and until that employer resumes covered operations in the relevant geographic region without a corresponding resumption of contributions to the multiemployer plan. The Company has no intention of withdrawing, in either a complete or partial withdrawal, from any of the multiemployer plans to which the Company currently contributes; however, it has been assessed a withdrawal liability in the past.

Note 16. Segment Reporting

The Company conducts its business through the following reportable segments based on geography and the nature of services sold: U.S Concrete pumping — Brundage-Bone, U.K. Concrete Pumping —  Camfaud, Concrete Waste Management Services — Eco-Pan. The classifications are defined as follows:

•	U.S. Concrete Pumping — Brundage-Bone (Brundage-Bone) — consists of concrete pumping services sold to customers in the U.S.

•	U.K. Concrete Pumping — Camfaud (Camfaud) — consists of concrete pumping services sold to customers in the U.K which represents foreign operations.

•	Concrete Waste Management Services — Eco-Pan (Eco-Pan) — consists of pans and containers rented to customers in the U.S and the disposal of the concrete waste material services sold to customers in the U.S.

The accounting policies of the reportable segments are the same as those described in Note 2. The Chief Operating Decision Maker (CODM) evaluates the performance of its segments based on revenue, and measures segment performance based upon segment EBITDA (earnings before income, taxes, depreciation and amortization).

Non-allocated interest expense and various other administrative costs are reflected in Corporate. Corporate assets include cash, prepaid expenses and other current assets, property and equipment.

The following provides operating information about the Company’s reportable segments for the years ended October 31, 2017, 2016 and 2015:

	2017	2016	2015
Revenue
Brundage-Bone	$151,194,931	$153,488,134	$131,975,731
Camfaud	36,433,763	—	—
Eco-Pan	23,581,905	18,937,413	15,384,970
	$211,210,599	$172,425,547	$147,360,701

Concrete Pumping Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 16. Segment Reporting – (Continued)

	2017	2016	2015
EBITDA
Brundage-Bone	$36,925,969	$43,763,760	$38,632,658
Camfaud	10,827,292	—	—
Eco-Pan	9,912,446	7,560,512	6,560,508
Corporate	(3,093,897)	1,188,480	1,431,283
	$54,571,810	$52,512,752	$46,624,449
Interest income (expense)
Brundage-Bone	$(15,389,779)	$(15,156,744)	$(16,039,151)
Camfaud	(3,634,811)	—	—
Eco-Pan	870	—	(117,000)
Corporate	(3,724,128)	(4,359,333)	(4,335,503)
	$(22,747,848)	$(19,516,077)	$(20,491,654)
Depreciation and amortization
Brundage-Bone	$18,275,871	$19,420,137	$17,959,583
Camfaud	6,336,369	—	—
Eco-Pan	2,315,298	2,675,954	2,440,737
Corporate	226,487	213,452	203,133
	$27,154,025	$22,309,543	$20,603,453
Income tax (benefit) expense
Brundage-Bone	$3,109,635	$4,603,472	$1,665,133
Camfaud	245,424	—	—
Eco-Pan	2,791,138	703,733	1,400,716
Corporate	(2,389,539)	(853,664)	(1,045,737)
	$3,756,658	$4,453,541	$2,020,112
Transaction costs
Brundage-Bone	$4,489,517	$3,691,466	$1,245,041
Eco-Pan	—	—	8,488
	$4,489,517	$3,691,466	$1,253,529
Net income (loss)
Brundage-Bone	$150,684	$4,583,407	$2,968,791
Camfaud	610,688	—	—
Eco-Pan	4,806,880	4,180,825	2,602,055
Corporate	(4,654,973)	(2,530,641)	(2,061,616)
	$913,279	$6,233,591	$3,509,230

Concrete Pumping Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 16. Segment Reporting – (Continued)

Total assets by segment for the as of October 31, 2017 and 2016 are as follows:

	2017	2016
Total Assets
Brundage-Bone	$244,553,325	$209,074,489
Camfaud	44,866,267	—
Eco-Pan	28,961,354	26,738,362
Corporate	20,465,681	19,116,618
	$338,846,627	$254,929,469

The U.S. and U.K. were the only regions that accounted for more than 10% of the Company’s revenues in 2017, 2016 and 2015. There was no single customer that accounted for more than 10% of revenues in 2017, 2016 and 2015. Intersegment revenues between Brundage-Bone and Eco-Pan were immaterial for the twelve month periods ended October 31, 2017, 2016 and 2015, respectively. Revenues for 2017, 2016 and 2015 and long-lived assets as of October 31, 2017 and 2016 were as follows:

	2017	2016	2015
Revenues
U.S.	$174,776,836	$172,425,547	$147,360,701
U.K.	36,433,763	—	—
	$211,210,599	$172,425,547	$147,360,701

	2017	2016
Long Lived Assets
U.S.	$138,012,093	$138,686,332
U.K.	37,530,042	—
	$175,542,135	$138,686,332

Note 17. Related Party Transaction

The Company entered into a Management Services Agreement with PGP Advisors, LLC (PGP), an affiliate of the Sponsor, on August 18, 2014, to provide advisory, consulting and other professional services. The annual fee for these services is $1,250,000, which is payable quarterly. The annual service fee was increased to $4,000,000 for the next two years and $2,000,000 annually thereafter. For the years ended October 31, 2017, 2016 and 2015, the Company incurred $1,749,792, $1,535,705 and $1,599,767, respectively, related to this agreement and other agreed upon expenses, which is included in general and administrative expenses on the accompanying consolidated statements of income. The Company has long term debt obligations which are held in whole or in part by related parties (Note 7).

In connection with the acquisition of Camfaud (Note 3), the Company paid $1,500,000 in transaction costs to PGP that is included in transaction costs on the consolidated statements of income.

Note 18. Subsequent Events

The Company has evaluated subsequent events through September 10, 2018, the date for which the consolidated financial statements were available for issuance, that other than the matters described below, the Company has not identified any significant events for which it needs to provide disclosure. In April 2018, the Company entered into an asset and purchase agreement to acquire substantially all assets of Richard O’Brien Companies, Inc., O’Brien Concrete Pumping-Arizona, Inc., O’Brien Concrete Pumping-Colorado, Inc. and O’Brien Concrete Pumping, LLC (collectively, the O’Brien Companies) for $21,000,000 paid with cash. The Company entered into a Merger Agreement signed between the Company and Industrea Acquisition Corporation effective September 7, 2018 as disclosed in the Form 8- K put forth by Industrea Acquisition Corporation dated similarly. Therein it is disclosed that the Company had entered into a Merger Agreement that sets forth that a Business Combination involving the Company will occur whereby the Company will be acquired by Industrea Acquisition Corporation.